EXHIBIT 5.1

Opinion of Mitsui Company

July 2, 2009

ORIX Corporation

Mita NN Building, 4-1-23 Shiba

Minato-ku, Tokyo 108-0014

Japan

Ladies and Gentlemen:

In connection with the Registration Statement on Form F-3 which you filed under the United States Securities Act of 1933 as amended (the “1933 Act”) with the United States Securities and Exchange Commission on July 2, 2009 (the “Registration Statement”) to register the senior debt securities (the “Securities”), you have asked us to furnish our opinion to be filed as an exhibit to the Registration Statement. For such purpose, we have reviewed the provisions of your Articles of Incorporation and such other documents and investigated such questions of law as we have deemed necessary or advisable.

On the basis of such review, we advise you that we are of the opinion that:

The Securities, if and when issued upon a Board Resolution and a decision of an authorized Executive Officer in accordance with your Articles of Incorporation, following the payment of subscription money therefor, will be binding obligations of you.

The foregoing opinion is limited to the laws of Japan, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Yours sincerely,

MITSUI COMPANY

By:	/s/ Takuhide Mitsui
Takuhide Mitsui